                                                                     EXHIBIT 3.2

                            Certificate of Amendment

                                       of

                          Certificate of Incorporation

                                       of

                          ALPHA HOSPITALITY CORPORATION

          (Pursuant to Sections 228 and 242 of the General Corporation
                          Law of the State of Delaware)

            It is hereby certified that:

            1.   The   name  of  the   corporation   (hereinafter   called   the
      "Corporation") is Alpha Hospitality Corporation.

            2.   The Certificate of  Incorporation  of the Corporation is hereby amended by striking out Article FOURTH thereof and by substituting in lieu of said Article the following new Article FOURTH, as follows:

                        "FOURTH:  The total  number of shares of stock
                 that the  Corporation  shall  have the  authority  to
                 issue is eighteen million (18,000,000), consisting of
                 seventeen  million   (17,000,000)  shares  of  Common
                 Stock,  each such  share  having a par value of $.01,
                 and  one  million  (1,000,000)  shares  of  Preferred
                 Stock,  each such  share  having a par value of $.01.
                 The Board of  Directors is  expressly  authorized  to
                 issue Preferred Stock, without stockholder  approval,
                 in one or  more  series,  and to fix  for  each  such
                 series such voting powers, full or limited,  and such
                 designations,      preferences      and     relative,
                 participating,  optional  or special  rights and such
                 qualifications,  limitations or restrictions  thereof
                 as shall be stated and expressed in the resolution or
                 resolutions   adopted  by  the  Board  of   Directors
                 providing  for the issue of such series and as may be
                 permitted by the GCL."

            3.   The Certificate of  Incorporation  of the Corporation is hereby amended by adding a new Article TENTH, as follows:

                        "TENTH:   The  stock  or   securities  of  the
                 Corporation  shall be held, and the transfer  thereof
                 shall be, subject to the  provisions,  conditions and
                 requirements  of the  Mississippi  Gaming Control Act

                 and the Regulations promulgated thereunder until such
                 time as the  Corporation and its  subsidiaries  shall
                 cease  to be  subject  to  the  jurisdiction  of  the
                 Mississippi Gaming Commission."

            4.   The  amendment  of  the  Certificate  of  Incorporation  herein certified  has been duly adopted in accordance  with the  provisions of Sections
228 and 242 of the General Corporation Law of the State of Delaware.

            IN WITNESS  WHEREOF,  the undersigned have executed this Certificate this 15th day of August, 1993.

                                               /s/ Monty D. Hundley
                                               ---------------------------
                                               Monty D. Hundley, President

ATTEST:

/s/ Sanford Freedman
---------------------------
Sanford Freedman, Secretary

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